Exhibit 99.1

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2005

CHARLOTTE, NORTH CAROLINA, July 21, 2005 – Nucor Corporation (NYSE: NUE) announced today record first half and second quarter consolidated net earnings. For the first half of 2005, Nucor’s consolidated net earnings were $677.4 million ($4.23 per diluted share), an increase of 86% over net earnings of $364.7 million ($2.30 per diluted share) in last year’s first half. Consolidated net earnings of $322.7 million ($2.03 per diluted share) in this year’s second quarter were an increase of 28% over $251.4 million ($1.58 per diluted share) earned in the second quarter of 2004 and a decrease of 9% from the $354.7 million ($2.20 per diluted share) earned in the first quarter of 2005.

In the first half of 2005, Nucor’s consolidated net sales increased 28% to $6.47 billion, compared with $5.05 billion in last year’s first half. Average sales price per ton increased 25% while total tons shipped to outside customers increased 3% from the first half of 2004. In the second quarter of 2005, Nucor’s consolidated net sales increased 14% to $3.15 billion, compared with $2.76 billion in the second quarter of 2004 and decreased 5% compared with $3.32 billion in the first quarter of 2005. Average sales price per ton increased 8% from the second quarter of 2004 and decreased 6% from the first quarter of 2005. Total tons shipped to outside customers were a record 5,063,000 tons in the second quarter of 2005, an increase of 5% over the second quarter of 2004 and an increase of 1% over the first quarter of 2005.

The average scrap and scrap substitute cost per ton used increased 21% from $214 in the first half of 2004 to $259 in the first half of 2005, increased 8% from $227 in the second quarter of 2004 to $246 in the second quarter of 2005, and decreased 10% from $272 in the first quarter of 2005. Total energy costs increased approximately $4 (12%) per ton from the first half of 2004 to the first half of 2005, increased $5 (17%) per ton from the second quarter of 2004 to the second quarter of 2005, and increased $3 (8%) per ton from the first quarter of 2005 to the second quarter of 2005.

Nucor incurred a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $96.0 million in the first half of 2005, compared with a charge of $99.3 million in the first half of 2004. In the second quarter of 2005, the LIFO credit was $69.9 million, compared with a charge of $67.1 million in the second quarter of 2004.

In the steel mills segment, steel production remained flat at 10,051,000 tons in the first half of 2005, compared with 10,081,000 tons produced in the first half of 2004. Total steel shipments increased 1% to 10,146,000 tons in the first half of 2005, compared with 10,050,000 tons in last year’s first half. Steel shipments to outside customers increased 2% to 9,381,000 tons in the first half of 2005, compared with 9,182,000 tons in last year’s first half. In the steel products segment, steel joist production during the first half of 2005 increased to 262,000 tons, compared with 252,000 tons in the first half of 2004. Steel deck sales increased to 181,000 tons in the first half of 2005, compared with 168,000 tons in last year’s first half. Cold finished steel sales increased to 176,000 tons, compared with 145,000 tons in the first half of 2004.

In the steel mills segment, steel production decreased 3% from 5,108,000 tons in the first quarter of 2005 to 4,943,000 tons in the second quarter of 2005. Steel shipments to outside customers remained flat at 4,693,000 tons in the second quarter of 2005, compared with 4,688,000 tons in the first quarter of the year.

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2005 (Continued)

In June 2005, Nucor’s wholly owned subsidiary, Nucor Steel Marion, Inc., purchased substantially all of the assets of Marion Steel Company for a cash purchase price of approximately $108.7 million. The facility is a bar products mill that manufactures angles, flats, rebar, rounds and signposts. Located in Marion, Ohio, the mill is in close proximity to 60% of the steel consumption in the United States. The facility has annual capacity of approximately 400,000 tons.

During the second quarter of 2005, Nucor repurchased 4.0 million shares of Nucor’s common stock at a cost of approximately $205.8 million under a publicly announced stock repurchase program. Approximately 4.5 million shares remain authorized for repurchase under the current program.

Nucor expects third quarter earnings to be below both the third quarter of 2004 and the second quarter of 2005 due principally to the conditions in the sheet market. We believe that earnings will be in the range of $1.60 to $1.80 per diluted share. While the sheet market will be largely responsible for this decrease, we are currently seeing improvements in the market for sheet products and believe that this improvement trend will continue.

Nucor and affiliates are manufacturers of steel products, with operating facilities in sixteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing. Nucor is the nation’s largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (4) the continued high level of imports in conjunction with high inventory levels; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2004 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s second quarter results on July 21, 2005 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations/Investor Information.

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2005 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Six Months (26 Weeks) Ended		Three Months (13 Weeks) Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
NET SALES	$6,467,624	$5,048,238	$3,145,003	$2,761,822

COSTS, EXPENSES AND OTHER:
Cost of products sold	5,140,720	4,250,285	2,520,092	2,233,916
Marketing, administrative and other expenses	228,048	187,405	102,619	110,006
Interest expense, net	6,474	12,778	2,341	6,116
Minority interests	51,680	26,286	20,515	15,488
Other income	(9,200)	(1,596)	—	—

	5,417,722	4,475,158	2,645,567	2,365,526

EARNINGS BEFORE
INCOME TAXES	1,049,902	573,080	499,436	396,296
Provision for income taxes	372,529	208,400	176,729	144,854

NET EARNINGS	$677,373	$364,680	$322,707	$251,442

NET EARNINGS PER SHARE:
Basic	$4.26	$2.31	$2.04	$1.59
Diluted	$4.23	$2.30	$2.03	$1.58

AVERAGE SHARES OUTSTANDING:
Basic	158,875	157,749	158,000	158,011
Diluted	160,303	158,794	159,317	158,872

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2005 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	July 2, 2005	Dec. 31, 2004
Assets
CURRENT ASSETS:
Cash and short-term investments	$1,060,755	$779,049
Accounts receivable	933,667	962,755
Inventories	1,149,454	1,239,888
Other current assets	231,106	193,256

Total current assets	3,374,982	3,174,948
PROPERTY, PLANT AND EQUIPMENT	2,867,878	2,818,307

OTHER ASSETS	219,645	139,952

TOTAL ASSETS	$6,462,505	$6,133,207

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Long-term debt due within one year	$1,250	$—
Accounts payable	447,211	471,549
Federal income taxes payable	—	28,957
Salaries, wages and related accruals	258,711	320,276
Accrued expenses and other current liabilities	308,162	245,008

Total current liabilities	1,015,334	1,065,790

LONG-TERM DEBT DUE AFTER ONE YEAR	922,300	923,550

DEFERRED CREDITS AND OTHER LIABILITIES	484,461	514,569

MINORITY INTERESTS	195,210	173,313

STOCKHOLDERS’ EQUITY:
Common stock	73,946	73,753
Additional paid-in capital	169,041	147,206
Retained earnings	4,239,326	3,688,555
Unearned compensation	(4,387)	(392)
Accumulated other comprehensive income (loss), net of income taxes	20,700	(1,177)

	4,498,626	3,907,945
Treasury stock	(653,426)	(451,960)

Total stockholders’ equity	3,845,200	3,455,985

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,462,505	$6,133,207

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2005 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months (26 Weeks) Ended
	July 2, 2005	July 3, 2004
Operating activities:
Net earnings	$677,373	$364,680
Adjustments:
Depreciation	185,271	193,679
Impairment of assets	—	13,200
Deferred income taxes	(33,071)	(32,600)
Minority interests	51,669	26,285
Changes in (exclusive of acquisitions):
Current assets	146,258	(512,413)
Current liabilities	(67,945)	313,094
Other	(10,163)	5,989

Cash provided by operating activities	949,392	371,914

Investing activities:
Capital expenditures	(147,098)	(111,524)
Investment in affiliates	(32,523)	(53,495)
Disposition of plant and equipment	611	2,456
Acquisitions (net of cash acquired)	(152,864)	—

Cash used in investing activities	(331,874)	(162,563)

Financing activities:
Issuance of common stock	26,400	32,551
Distributions to minority interests	(29,772)	(56,963)
Cash dividends	(126,602)	(33,221)
Acquisition of treasury stock	(205,838)	—

Cash used in financing activities	(335,812)	(57,633)

Increase in cash and short-term investments	$281,706	$151,718

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com